  As filed with the Securities and Exchange Commission on September 22, 1999
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                      ANWORTH MORTGAGE ASSET CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

                                ---------------

                   Maryland                           52-2059785
       (State or Other Jurisdiction or              (I.R.S. Employer
        Incorporation or Organization)           Identification Number)

                         1299 Ocean Avenue, Suite 200
                        Santa Monica, California 90401
                                (310) 394-0115
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code of Registrant's Principal Executive Offices)

                                ---------------

                                 LLOYD McADAMS
                         1299 Ocean Avenue, Suite 200
                        Santa Monica, California 90401
                                (310) 394-0115
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                                  Copies to:
                             Mark J. Kelson, Esq.
                  Allen, Matkins, Leck, Gamble & Mallory LLP
                     1999 Avenue of the Stars, Suite 1800
                      Los Angeles, California 90067-6050
                           Telephone: (310) 788-2400
                           Facsimile: (310) 788-2410

                                ---------------

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                                 Proposed Maximum
                                     Amount     Proposed Maximum    Aggregate      Amount of
        Title of Shares              To Be      Aggregate Price      Offering     Registration
       To Be Registered            Registered     Per Unit(1)        Price(1)          Fee
----------------------------------------------------------------------------------------------
Common Stock, $.01 par value..   450,000 shares      $4.75          $2,137,500      $594.23
----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457.

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

PROSPECTUS

                      ANWORTH MORTGAGE ASSET CORPORATION

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

   The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Anworth Mortgage Asset Corporation (the "Company") provides both existing stockholders (the "Stockholders") of the Company's common stock ("Common Stock") and interested new investors with a convenient and cost effective method to purchase shares of the Common Stock. A participant in the Plan may purchase additional shares of Common Stock by reinvesting some or all cash dividends paid on the Company's outstanding Common Stock. Stockholders who elect to participate in the Plan may also make monthly optional cash purchases ("Optional Cash Purchases") which are subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $5,000. Interested investors not currently stockholders may make initial cash purchases ("Initial Cash Purchases") which are subject to a minimum monthly purchase limit of $500 and a maximum monthly purchase limit of $5,000. The aggregate number of shares of Common Stock that may be purchased and issued through the Optional and Initial Cash Purchases shall not exceed 225,000 shares. The price to be paid for each share of Common Stock purchased directly from the Company under the Plan will be a price equal to the market price (as defined herein) of the Common Stock less a discount ranging from 0% to 5% (the "Discount Rate"). The price of the shares of Common Stock purchased on the open market will be the average price of all shares of Common Stock purchased for all Participants in the Plan without any discount.

   The Prospectus relates to the offer and sale of 450,000 authorized but unissued shares of Common Stock under the Plan, of which not more than 225,000 may be issued through the Optional and Initial Cash Purchases. Participants should retain this Prospectus for future reference. The Company's Common Stock is listed on the NASDAQ-AMEX Stock Exchange under the symbol "ANH".

   Plan Highlights:

  .  Any registered stockholder may elect to participate in the Plan.

  . Interested investors, not currently stockholders of the Company, may make their initial investment in the Company through the Plan.

  . 0% to 5% discount on shares of Common Stock purchased directly from the Company.

  . No brokerage fees on purchases made in the open market unless such fees are in excess of 5% of the purchase price.

  . Certificate safekeeping in book entry form at Continental Stock Transfer & Trust Company, at no charge to Participant.

  .  Full or partial dividend reinvestment options.

  .  Optional and Initial Cash Purchases.

NEITHER  THE  SECURITIES AND  EXCHANGE  COMMISSION  NOR ANY  STATE  SECURITIES
 COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
  CONTRARY IS A CRIMINAL OFFENSE.

  No person has been authorized to give any information or to make any representations not contained in this Prospectus regarding the Company or the offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall create an implication that information contained herein is correct as of any time subsequent to the date hereof.

Capitalized terms not otherwise defined are defined in the Glossary at the end of this Prospectus.

              The date of this Prospectus is September 22, 1999.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York, 10048. The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's web site is (http://www.sec.gov).

   This Prospectus constitutes a part of a Registration Statement on Form S-3 together with all exhibits referred to as the Registration Statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the shares offered hereby. Any statement contained or incorporated by reference herein concerning the provisions of any document is not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such statement.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents, filed with the Commission pursuant to the 1934 Act, are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998, including exhibits thereto;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, including exhibits thereto;

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, including exhibits thereto; and

     4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A12B under the 1934 Act, including any amendment or report filed to update the description.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

   Anyone receiving a copy of this Prospectus may obtain, without charge, a copy of any of the documents incorporated by reference herein, except for any exhibits to such documents. Written requests should be mailed to Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Suite 200, Santa Monica, California 90401, or call (310) 394-0115.

                                  THE COMPANY

   The Company was formed in October 1997 in the State of Maryland to invest in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other securities representing interests in, or obligations backed by, pools of mortgage loans which can be readily financed and short-term investments. The Company utilized the equity capital raised in its initial public offering completed on March 17, 1998 and short term borrowings to generate income based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company will elect to be taxed as a Real Estate Investment Trust ("REIT") under the Code, and therefore will not generally be subject to federal taxes on its income to the extent it distributes its net income to its stockholders and maintains its qualification as a REIT.

   The goal of the Company is to generate a competitive yield through its use of leverage and active management of the asset/liability yield spread.

DIVIDEND AND DISTRIBUTION POLICY

   The Company intends to pay dividends and to make such distributions to its stockholders in amounts such that all or substantially all of its taxable income in each year (subject to certain adjustments) is distributed so as to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Taxable income, if any, not distributed through regular dividends will be distributed annually in a special dividend. Such dividend must be declared prior to the timely filing of the Company's tax return for such year and paid not later than the next regular dividend payment date after such declaration. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the earnings of the Company, financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors may deem relevant from time to time.

USE OF PROCEEDS

   The net proceeds to the Company from the sale of shares of Common Stock offered hereby will be used for general corporate purposes.

SUMMARY OF THE PLAN

   The Plan provides Stockholders and other investors with a convenient and economical way to purchase shares of Common Stock through the reinvestment of all or a portion of their cash dividends paid on Common Stock in additional shares of Common Stock. There is no minimum or maximum limitation on the amount of dividends a Participant may reinvest under the Plan. In addition to the reinvestment of dividends, Stockholders who are Participants in the Plan may invest additional funds through Optional Cash Purchases of not less than $100 and not more than $5,000 per month (except in cases covered by an execution of a request for waiver ("Request for Waiver"), as discussed below). Persons not currently Stockholders of the Company may become Participants by making an Initial Cash Purchase of not less than $500 and not more than $5,000 to purchase shares under the Plan (except in cases covered by a

Request for Waiver). For purposes of these limitations, all Plan accounts under the common control or management of a Participant may be aggregated at the Company's sole discretion. Optional Cash Purchases and Initial Cash Purchases (collectively "Cash Purchases") in excess of $5,000 may be made only upon acceptance by the Company of a completed Request for Waiver form from a Participant.

   To fulfill Plan requirements, shares of Common Stock may be purchased directly from the Company or, at the Company's election, in the open market or in privately negotiated transactions. Shares purchased directly from the Company under the Plan (whether in connection with Cash Purchases of $5,000 or less per month or reinvestment of dividends) may be issued at a discount of 0% to 5% (the "Discount Rate") below the Market Price for Dividend Reinvestments and the Market Price for Cash Purchases. As of the date of this Prospectus, the discount is 5%, but is subject to change from time to time at the Company's discretion for future investment periods, without prior notice to the Participants, after a review of current market conditions, the level of participation in the Plan, the Company's current and projected capital needs, and the Company's need to maintain its status as a REIT for tax purposes. The Company may establish a different discount ranging from 0% to 5% (the "Waiver Discount") regarding shares purchased from the Company for Cash Purchases exceeding $5,000 per month and approved by the Company pursuant to a Request for Waiver. The Company may also, without prior notice to Participants, change its determination that shares of Common Stock will be purchased by the Plan's Agent directly from the Company or on the open market. No discount will be offered on shares purchased under the Plan in the open market or in privately negotiated transactions.

   Each month, at least three business days prior to the first day of the relevant Pricing Period, the Company may establish a Waiver Discount and Threshold Price applicable to Cash Purchases exceeding $5,000. The Waiver Discount, which may vary each month from 0% to 5%, will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. With respect to Cash Purchases that exceed $5,000 only, for each Trading Day of the related twelve-day Pricing Period on which the Threshold Price is not satisfied, one-twelfth of a Participant's Cash Purchase will be returned without interest. Cash Purchases that do not exceed $5,000, and the reinvestment of dividends in additional shares of Common Stock, will not be subject to such Threshold Price, if any. If shares are purchased under the Plan other than directly from the Company, no discount will be offered and no Threshold Price will be applicable.

   In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring shares from third parties in the open market or in privately negotiated transactions, the Company's needs for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock under the Plan, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held by such Participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all Participants. If such requests are submitted for any Cash Purchase Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company in its sole discretion determines to be appropriate. A broker, bank or other nominee may reinvest dividends and make Cash Purchases on behalf of Beneficial Owners. Cash Purchases submitted by brokerage firms or other nominees on behalf of Participants will be aggregated for purposes of determining whether the $5,000 limit would be exceeded.

   From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from the discount from market price of the Common Stock acquired under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. The Company has no arrangements or understandings, formal or informal, with any person relating to the sale of shares to be received pursuant to the Plan.

   Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and no pre-established maximum limit applicable to cash investments that may be made pursuant to Requests for Waiver. As of the date hereof, 450,000 shares of Common Stock have been registered and are available for sale under the Plan; however, the aggregate number of shares of Common Stock that may be purchased and issued through the Optional and Initial Cash Purchases shall not exceed 225,000 shares.

   Shares purchased directly from the Company through dividend reinvestment and Cash Purchases under the Plan will be issued without a sales commission. If the shares of Common Stock to be purchased under the Plan are purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

   Participants in the Plan who reinvest dividends will be treated for federal income tax purposes as having received a dividend, without receiving cash to pay any tax payment obligation that could arise as a result of such dividend. Participants will have limited control regarding the specific timing of optional cash purchases and sales under the Plan. Furthermore, Participants will generally be unable to depend on the availability of a market discount regarding shares acquired under the Plan. See "The Plan--Advantages and Disadvantages."

                                   THE PLAN

   This Dividend Reinvestment Plan was adopted by the Board of Directors on August 27, 1999.

ADVANTAGES AND DISADVANTAGES

  Advantages

  . The Plan provides Participants with the opportunity to purchase additional shares of Common Stock, if desired, by automatically reinvesting all or a portion of their cash dividends on Common Stock in the Plan.

  . In addition to the reinvestment of dividends, the Plan provides Stockholders with the opportunity to make monthly investments of Common Stock through Optional Cash Purchases, subject to a minimum and maximum amount. Optional Cash Purchases may be made by check, money order, wire transfer, or electronic funds transfer from a pre-designated bank account. Optional Cash Purchases may be made occasionally or at regular intervals, as the Participant desires. Participants may make Optional Cash Purchases even if dividends on their shares of Common Stock are not being reinvested.

  . Shares purchased under the Plan may be purchased at the market price which may be less than the book value of Common Stock.

  . The Plan also provides non-stockholders of the Company the opportunity to become Participants by making an Initial Cash Purchase in the Company's Common Stock, subject to a minimum and maximum amount.

  . Shares purchased directly from the Company through dividend reinvestment under the Plan will be issued without a sales commission and may be issued at the Discount Rate to the Market Price for Dividend Reinvestments (as defined herein). If the Company should elect that the shares of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

  . Shares purchased directly from the Company for investment through Cash Purchases under the Plan will be issued without a sales commission and may be issued at the Discount Rate to the Market Price for Cash Purchases (as defined herein). If the Company elects that the shares of Common Stock to be purchased under the Plan are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases, up to 5% of the purchase price of the shares of the Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. The Discount Rate will not apply to open market purchases or to privately negotiated purchases of Common Stock.

  . Funds invested in the Plan are fully invested through the purchase of fractions of shares, as well as whole shares, and proportionate cash dividends on fractions of shares are used to purchase additional shares.

  . Participants may direct the Agent to transfer, at any time and at no cost to the Participant, all or a portion of the Participant's shares in the Plan to a Plan account for another person.

  . The Plan offers a "share safekeeping" service whereby, at no cost, Participants may deposit their Common Stock certificates with the Agent and have their ownership of such Common Stock maintained on the Agent's records as part of their Plan account.

  . Participants will receive statements containing year-to-date information on all Plan transactions in a Participant's account within a reasonable time after a transaction occurs, designed to simplify the Participants' record keeping.

  Disadvantages

  . Participants in the Plan who reinvest dividends will be treated for federal income tax purposes as having received a dividend on the dividend reinvestment date (the "Dividend Reinvestment Date"); such dividend may give rise to a tax payment obligation without providing the Participant with immediate cash to pay such tax when it becomes due. See "Federal Income Tax Consequences."

  . Participants will have limited control regarding the specific timing of purchases and sales under the Plan. Because purchases under the Plan will be made no earlier than twelve business days following receipt of an investment instruction, and because sales under the Plan will be effected by the Agent only as soon as practicable after its receipt of such instructions, Participants may be unable to achieve the same level of control over purchase and sale timing that they might have for investments made outside the Plan.

  . The Company may, in its sole discretion, without prior notice to Participants, change its determination as to whether shares of Common Stock will be purchased by the Agent directly from the Company or through open market or privately negotiated purchases. No Discount Rate will be applied on shares purchased under the Plan in the open market or in privately negotiated purchases. The Company may also, without prior notice to Participants, lower or eliminate the Discount Rate on shares to be purchased directly from the Company for future investment periods. As a result, Participants will generally be unable to depend on the availability of a market discount regarding shares acquired under the Plan. Participants may obtain the applicable Discount Rate by telephoning the Company at (310) 394-0115 three business days prior to the first day of the Pricing Period.

  . No interest will be paid by the Company or the Agent on dividends or Cash Purchases held pending reinvestment or investment or to be returned to the Participant. In addition, Cash Purchases exceeding $5,000 per month may be subject to return to the Participant (in whole or proportionate part) without interest in the event that (i) a Threshold Price has been established with respect to shares to be purchased from the Company, and (ii) such Threshold Price is not met for any day on which the NASDAQ-AMEX Stock Exchange (the "Stock Exchange") is open for trading ("Trading Day") during the twelve Trading Days prior to the date scheduled for investment of the funds contributed for Cash Purchases for that month (the "Pricing Period").

  . With respect to Cash Purchases (including Cash Purchases exceeding $5,000 per month), while the Plan allows the Company to establish a Discount Rate from the Market Price for Cash Purchases of the shares, there can be no assurance that such Market Price for Cash Purchases, as so discounted, will not be equal to or greater than the purchase price of the shares on the relevant date of investment of the funds contributed for Cash Purchases (the "Cash Purchase Investment Date").

ADMINISTRATION

   The Plan is administered by Continental Stock Transfer & Trust Company (the "Agent"), the Transfer Agent and Registrar for the Company. As the Agent for participating stockholders ("Participants"), the Agent will administer the Plan in accordance with the terms and conditions of the Plan as set forth herein.

PARTICIPATION

   Participation in the Plan is open to any person or entity, whether or not a Stockholder of the Company, who fulfills the requirements for participation described below under "Participation Options." A Stockholder who owns shares of Common Stock in his or her own name is referred to herein as a "Stockholder of Record." A Stockholder of Record may participate directly in the Plan. A Stockholder who beneficially owns shares of Common Stock that are registered in a name other than such Stockholder's name (for example, where shares are held in the name of a broker, bank or other nominee) is referred to herein as a "Beneficial Owner." A Beneficial Owner may participate in the Plan by either
(i) becoming a Stockholder of Record by having one or more shares transferred into its own name, or (ii) coordinating their participation with their broker, bank or other nominee who is the record holder to participate on their behalf. A prospective investor who holds no shares of Common Stock may also participate, at his or her option, either directly or through a broker, bank or other nominee by following the enrollment procedures described below.

   The Plan is intended for the benefit of investors in the Company and not for persons or entities who accumulate accounts under the Plan over which they have control for the purpose of exceeding the $5,000 per month maximum without seeking the advance approval of the Company or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Common Stock. Notwithstanding anything in the Plan to the contrary, the Company reserves the right to exclude from participation in the Plan, at any time, (i) persons or entities who attempt to circumvent the Plan's standard $5,000 per month maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Company. For the purpose of this limitation, the Company reserves the right to aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, participation may be limited by the Company to only one Plan account. Also for the purpose of such limitations, all Plan accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event the Company exercises its right to aggregate investments and the result would be an investment in excess of $5,000 without an approved Request for Waiver, the Company will return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

PARTICIPATION OPTIONS

   The Authorization Form appoints the Agent as agent for the Participant and directs the Company to pay to the Agent such Participant's cash dividends on all or a specified number of shares of Common Stock owned by the Participant ("Participating Shares"), as well as on all whole and fractional shares of Common Stock credited to a Participant's Plan account ("Plan Shares"). The Authorization Form directs the Agent to purchase on the Dividend Reinvestment Date additional shares of Common Stock with such dividends. The Authorization Form also directs the Agent to purchase on the relevant Cash Purchase Investment Date additional shares of Common Stock with Cash Purchases of not more than $5,000, if any, made by Participants. See "Cash Purchases---Waiver of Maximum Cash Purchase Limitation" below for a discussion of the requirements for Cash Purchases exceeding $5,000. See "Broker and Nominee Form" below for a discussion of the requirements for Optional Cash Purchases of a Beneficial Owner and Initial Cash Purchases of an investor who is not a Stockholder of the Company, whose broker, bank or other nominee holds or will hold such investor's shares in the name of a major securities depository. The Authorization Form also directs the Agent to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested until the Participant specifies otherwise by contacting the Agent, withdraws from the Plan, or the Plan is terminated.

   The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

  . Full Dividend Reinvestment. The Agent will apply any cash dividends on all shares of the Common Stock registered in the Plan under the Participant's name, and all cash dividends on Plan Shares, together with any Optional Cash Purchases or Initial Cash Purchase, toward the purchase of additional shares of Common Stock.

  . Partial Dividend Reinvestment. The Agent will apply cash dividends on shares of Common Stock registered in the Plan under the Participant's name and specified on the Authorization Form, and all cash dividends on Plan Shares, together with any Optional Cash Purchases or Initial Cash Purchase, toward the purchase of additional shares of Common Stock.

  . Cash Purchases. The Agent will only apply voluntary cash contributions for Cash Purchases received from the Participant toward the purchase of additional shares of Common Stock. The Participant will continue to receive cash dividends on shares of Common Stock registered in the Plan under the Participant's name in the usual manner.

   Each Participant may select either one of the dividend reinvestment options and/or the Cash Purchase option. In each case, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including dividends on Common Stock purchased with any Initial Cash Purchases, until a Participant specifies otherwise by contacting the Agent, or withdraws from the Plan altogether, or until the Plan is terminated. If a Participant would prefer to receive cash payments of dividends on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the Plan by written notification to the Agent. See "Termination of Participation" below. Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Agent.

   Participation in the Plan will begin upon receipt of a properly completed Authorization Form and/or Broker and Nominee Form (and, in cases of cash investments exceeding $5,000, receipt and approval by the Company of a properly completed Request for Wavier). The funds for a Cash Purchase may be submitted with the initial Authorization Form. Thereafter, it will not be necessary to submit an additional Authorization Form and Cash Purchases may be made monthly or periodically at the election of the Participant. Once an Authorization Form has been submitted, it is not necessary to submit one with subsequent Cash Purchases. See "The Plan---Purchase and Price of Shares" for more details on Cash Purchases and Dividend Reinvestments.

   With respect to the dividend reinvestment portion of the Plan, the Authorization Form (and the Broker Nominee Form if necessary) must be received by the Agent at least two (2) calendar days prior to the Record Date established for a particular dividend in order for a Stockholder to be eligible for reinvestment of such dividends under the Plan for that related dividend; otherwise, reinvestment will begin on the Dividend Reinvestment Date following the next record date. With respect to Cash Purchases, the Agent must receive the Authorization Form, good funds, and the Broker and Nominee Form if necessary, at least one business day prior to the commencement of the Pricing Period in order for a Participant's Cash Purchase to be invested on the related Cash Purchase Investment Date; otherwise, such authorization will be effective as of the next Cash Purchase Investment Date and the funds will be returned to the Participant as provided in "The Plan---Purchase and Price of Shares."

BROKER AND NOMINEE FORM

   The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner, or planning to hold shares of an interested investor who is not currently a Stockholder of the Company, in the name of a major securities depository may invest Cash Purchases within the minimum and maximum investment limitation established for the Plan (see "Cash Purchases" below) on behalf of such Beneficial Owner or interested investor. A Broker and Nominee Form must be delivered to the Agent each time such broker, bank or other nominee transmits Cash Purchases. Broker and Nominee Forms may be obtained at any time by telephoning the Agent at
(212) 509-4000.

   The Broker and Nominee Form and appropriate instructions must be received by the Agent not later than 12:00 Noon New York City time on the business day immediately preceding the relevant Pricing Period in order to be invested on the Cash Purchase Investment Date, otherwise the Cash Purchase will be returned, without interest.

   Shares issued pursuant to a properly completed Broker and Nominee Form will not be deemed Plan Shares. Therefore, subsequent dividends will be paid in cash unless otherwise instructed by the Beneficial Owner (see "Participation" above for a discussion of the requirements for Beneficial Owner participation in the reinvestment of dividends).

ACCOUNTS AND STATEMENTS

   The Agent will establish an account under the Plan for each Participant (the "Participant's Account"), and will credit to the Participant's Account cash received by the Agent for the Participant from cash dividends paid on the shares of Common Stock, including those full and fractional shares of Common

Stock (computed to three decimal places) acquired under the Plan, and all voluntary cash contributions for Cash Purchases received by the Agent from the Participant.

   As soon as practicable after the purchases of shares of Common Stock have been completed, the Agent will send each Participant a statement of their account ("Account Statement"). The Account Statement will confirm the transaction and itemize any previous investment activity for the calendar year. ACCOUNT STATEMENTS SHOULD BE RETAINED BY THE PARTICIPANT FOR HIS OR HER OWN RECORDS.

PURCHASE AND PRICE OF SHARES

   Dividend Reinvestment. The Agent will apply cash credited to the Participant's Account to the purchase of full and/or fractional interests in shares of Common Stock and will credit the number of shares of Common Stock so purchased to the Participant's Account. The Agent will apply such funds toward the purchase of shares of Common Stock in the open market or from authorized but unissued shares of Common Stock for the Participant's Account.

     (1) Discount Rate on Dividend Reinvestments. The price of the authorized but unissued shares of Common Stock purchased by the Agent directly from the Company pursuant to the reinvestment of dividends may be issued at the Discount Rate to the then current Market Price for Dividend Reinvestments as of the Dividend Reinvestment Date. The Discount Rate is subject to change for future dividend reinvestments, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Participants may obtain the applicable Discount Rate by telephoning the Company at (310) 394-0115 three business days prior to the Dividend Reinvestment Date. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; if the Company elects to purchase the shares in the open market or in privately negotiated transactions, the Discount Rate will not be applied to such purchases for the Participant's Account.

     (2) Price per Share for Reinvested Dividends. The "Market Price for Dividend Reinvestments" per share of Common Stock acquired directly from the Company shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the Stock Exchange on the Dividend Reinvestment Date, or if no trading occurs in the Common Stock on the Dividend Reinvestment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Dividend Reinvestment Date for which trades are reported. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all the Common Stock purchased by the Agent in connection with such open market purchases, without application of the Discount Rate. The Agent shall pay brokerage commissions in an amount determined by the prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will be paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Agent's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Agent may determine.

     (3) Dividend Reinvestment Date. The Dividend Reinvestment Date for the reinvestment of dividends will be on or within fifteen (15) days after the Dividend Payment Date except where completion at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the funds are expected to be reinvested on the Dividend Payment Date. For a schedule of expected Dividend Reinvestment Dates through 2002, see Schedule A.

   Cash Purchases. A Stockholder may also make Optional Cash Purchases of shares of Common Stock, subject to a minimum of $100 and a maximum of $5,000 (except in cases covered by a Request for Waiver as discussed below). New investors, not currently Stockholders of the Company, may make Initial Cash Purchases subject to a minimum of $500 and a maximum of $5,000 (except in cases covered by a Request for Waiver). For purposes of these limitations on Cash Purchases, all Plan Accounts under the common control or management of a Participant may be aggregated at the Company's sole discretion. Additionally, the aggregate number of shares which may be purchased through Optional and Initial Cash Purchases shall not exceed 225,000 shares.

     (1) Discount Rate on Cash Purchases. The price of the authorized but unissued shares of Common Stock purchased by the Agent directly from the Company for Cash Purchases not in excess of the $5,000 maximum may be issued at the Discount Rate to the then current Market Price for Cash Purchases as of the Cash Purchase Investment Date. The Discount Rate is subject to change for future investment periods, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Participants may obtain the applicable Discount Rate by telephoning the Company at (310) 394-0115 three business days prior to the Dividend Reinvestment Date. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; the Discount Rate will not be applied to purchases for the Participant's Account in the open market or in privately negotiated transactions.

     (2) Price per Share for Cash Purchases. The "Market Price for Cash Purchases" per share shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the Stock Exchange during the Pricing Period prior to the related Cash Purchase Investment Date. No commission shall be paid with respect to purchases of authorized but unissued shares of Common Stock directly from the Company. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all the Common Stock purchased by the Agent in connection with such open market purchases, without application of the Discount Rate. The Agent shall pay brokerage commissions in an amount determined by the prevailing rates at the time of purchase. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of five percent (5%) of the purchase price of the shares of Common Stock. Any commissions in excess of five percent (5%) will be paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Agent's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Agent may determine.

     (3) Waiver of Maximum Cash Purchase Limitation. Cash Purchases in excess of $5,000 may be made only upon acceptance in writing by the Company of a completed written Request for Waiver form from the Participant. A Request for Waiver must be received by the Company at its corporate address or via facsimile at (310) 393-5106 no later than 2:00 p.m. New York City time on the second business day preceding the relevant Pricing Period. Request for Waiver forms may be obtained from the Company by telephone at (310) 394-0115 or via the above facsimile number. The Company may establish a discount rate different than the Discount Rate, ranging from 0% to 5% (the "Waiver Discount") regarding shares purchased from the Company for Cash Purchases exceeding $5,000 per month and approved by the Company pursuant to a Request for Waiver. Participants may obtain the applicable Waiver Discount by telephoning the Company at (310) 394-0115 three business days prior to the first day of the Pricing Period. It is solely within the Company's discretion as to whether any such approval for cash investments in excess of $5,000 will be granted. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to: whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring shares from third parties in the open market or in privately negotiated transactions; the Company's need for additional funds; the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds; the purchase price likely to apply to any sale of Common Stock under the Plan; the Participant submitting the request; the extent and nature of such Participant's prior participation in the Plan; the number of shares of Common Stock held by such Participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all Participants. If such requests are submitted for any Cash Purchase Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines in its sole discretion to be appropriate. The Company anticipates that it will respond to each Request for Waiver by the close of business (7:00 p.m. New York City time) on the second business day preceding the relevant Pricing Period. Any Request for Waiver accepted by the Company will be subject to all the terms and conditions otherwise applicable to Cash Purchases, except those terms and conditions expressly changed by this Section.

     (4) Threshold Price. Notwithstanding anything contained herein to the contrary, the Company may establish for each Pricing Period a threshold price applicable to Cash Purchases made pursuant to Requests for Waiver approved by the Company (the "Threshold Price"). The Threshold Price, if any, will be established by the Company at least three business days prior to the first day of the Pricing Period, and will be established in the Company's sole discretion after a review of current market conditions and other relevant factors. Participants may obtain the applicable Threshold Price and Waiver Discount by telephoning the Company at (310) 394-0115. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the NASDAQ-AMEX Stock Exchange for a Trading Day of the Pricing Period must equal or exceed. In the event that such Threshold Price is not satisfied for a Trading Day of the Pricing Period, then such Trading Day and the trading prices for that day will be excluded from (i) the Pricing Period and (ii) the determination of the purchase price of the Common Stock for all cash investments made pursuant to Requests for Waiver approved by the Company. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days, then the purchase price of the Common Stock will be based upon the remaining nine Trading Days for which the Threshold Price was satisfied.

   Each Trading Day of a Pricing Period for which the Threshold Price is not satisfied will cause the return of a portion of any cash investments made pursuant to Requests for Waiver approved by the Company. The returned amount will equal one-twelfth of such cash investments for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied for three Trading Days, then 3/12 (i.e., 25%) of such cash investments will be returned without interest.

   The Threshold Price and return procedure discussed above apply only to Cash Purchases made pursuant to Requests for Waiver approved by the Company and not to the reinvestment of dividends or Cash Purchases that do not exceed $5,000.

     (5) Cash Purchase Investment Date. The Cash Purchase Investment Date for Cash Purchases will occur on or about the third from the last business day of each month, or in the case of purchases in the open market, no later than the last business day of each month. For a schedule of expected Cash Purchase Due Dates and Cash Purchase Investment Dates through 2002, see Schedule A of the Prospectus.

     (6) Timing and Procedure for Cash Purchases. Each month the Agent will apply a Cash Purchase for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Cash Purchase Investment Date. In order for funds to be invested on the next Cash Purchase Investment Date, the Agent must have received the following in a timely fashion: (i) the Authorization Form (if person is not yet enrolled as a Participant) and the Broker and Nominee Form (if necessary) at least one business day before the commencement of the Pricing Period; (ii) the Request for Waiver (if applicable) no later than 2:00 p.m. New York City time two business days before the commencement of the Pricing Period; and (iii) a check, money order or wire transfer no later than one business day prior to the commencement of the related Pricing Period (the "Cash Purchase Due Date") although the Company may, within its sole discretion, accept such funds after the Cash Purchase Due Date in cases of unanticipated delay or inadvertence by the Participant. Such check, money order or wire transfer must have cleared before the related Cash Purchase Investment Date. Wire transfers may be used only if approved verbally in advance by the Agent. Instructions for Wire Transfers and Electronic Funds Transfers can be obtained by telephoning the Agent at (212) 509-4000. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "Continental Stock Transfer & Trust Company--ANH Dividend Reinvestment and Stock Purchase Plan." Checks returned for any reason will not be resubmitted for collection. Generally, Cash Purchases received more than ten business days before the commencement of the Pricing Period or after the Cash Purchase Due Date will be returned to Participants without interest at the end of the Pricing Period; such Cash Purchases may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period. Upon a Participant's written request received by the Agent no later than two business days prior to the Pricing Period, a timely Cash Purchase not already invested under the Plan will be canceled or returned to the Participant as soon as practical. However, in the latter event, no refund of a check or money order will be made until the funds have been actually received by the Agent. Accordingly, such refunds may be delayed up to three weeks. In making purchases for the Participant's Account, the Agent may commingle the Participant's funds with those of other Participants in the Plan. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE AGENT PENDING INVESTMENT OR RETURN TO THE PARTICIPANT. FUNDS FOR CASH PURCHASES DO NOT CONSTITUTE DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FEDERAL INCOME TAX CONSEQUENCES

   The following discussion generally summarizes the material federal income tax consequences, under current law, that may result from participation in the Plan. This discussion is not intended to be exhaustive or a substitute for a careful analysis of all of the tax issues which may affect a person's decision to participate in the Plan. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of the federal income tax law (such as banks, insurance companies, and foreign persons). THE FOLLOWING DISCUSSION IS GENERAL INFORMATION ONLY, AND EACH PARTICIPANT IS STRONGLY URGED TO CONSULT WITH, AND MUST RELY ON THE ADVICE OF, HIS OR HER OWN TAX ADVISORS WITH RESPECT TO THE TAX IMPLICATIONS OF PARTICIPATING IN THE PLAN AND THE DISPOSITION OF ANY SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE PLAN.

   The tax discussion set forth below is based upon the Internal Revenue Code of 1986, as in effect on the date hereof ("IRC"), existing and proposed Treasury Regulations promulgated by the United States Treasury Department as of the date hereof, and current administrative interpretations and court decisions in existence as of the date hereof, including, without limitation, various rulings of the Internal Revenue Service (the "IRS") regarding several types of dividend reinvestment plans, although no ruling has been issued or requested regarding the Plan. PRESENT FEDERAL INCOME TAX LAWS AFFECTING THE COMPANY AND THE PARTICIPANTS COULD BE SUBSEQUENTLY CHANGED BY NEW LEGISLATION, TREASURY REGULATIONS, ADMINISTRATIVE INTERPRETATIONS AND/OR COURT DECISIONS, OR DIFFERENCES OF OPINION COULD SUBSEQUENTLY ARISE AS TO THE PRESENT INTERPRETATION OF THE EXISTING TAX LAWS. THE COMPANY IS UNDER NO OBLIGATION TO (AND IT WILL NOT) PROVIDE ANY INFORMATION CONCERNING (OR UPDATING) ANY CHANGES TO THE TAX LAWS DESCRIBED HEREIN. Furthermore, the discussion herein is not binding upon, nor considered authority by, the IRS or any court, and no assurance can be provided that the tax treatment claimed by any Participant will not be successfully challenged by the IRS.

     (1) Reinvested Dividends. Participants who participate in the dividend reinvestment aspect of the Plan will be treated for federal income tax purposes as receiving, on each Dividend Reinvestment Date, a distribution in an amount equal to the fair market value of the shares of Common Stock received (or credited to the Participant's Account) (plus a pro rata portion of any brokerage cost incurred in the open market purchases of the shares of Common Stock). That portion of the distribution that is a "dividend" (as defined in IRC Section 316) shall be included in the Participant's gross income. The term "dividend" is defined in IRC Section 316 as any distribution of property made by a corporation to its stockholders out of current or accumulated earnings and profit. When shares of Common Stock are purchased directly from the Company (pursuant to the dividend reinvestment aspect of the Plan), the amount of the distribution will be the full fair market value of the shares of Common Stock as of the Dividend Reinvestment Date, notwithstanding that the Participant may have acquired such shares of Common Stock at the Discount Rate.

   Shares of Common Stock acquired for Participants pursuant to the dividend reinvestment aspect of the Plan will have an initial tax basis to the Participant equal to the amount the Participant is treated as having received as a dividend. The holding period for a share of Common Stock (including a fractional share) generally will begin on the day after the Dividend Reinvestment Date upon which the share of Common Stock was acquired.

   The reinvestment of dividends does not relieve Participants of (nor change, except as provided above) any federal income tax consequence that would otherwise accompany the actual distribution of such dividends. Participants who are Qualified Plans or IRAs should be able to continue to exclude the reinvested dividends from unrelated business taxable income (to the same extent such Participants would have been able to exclude the reinvested dividends had such dividends been distributed and not reinvested) unless such Participants have borrowed to acquire their shares of Common Stock. The Agent will report to each Participant for tax purposes the dividends to be credited to the account as well as any discounts or costs incurred by the Company. Such information will also be furnished to the IRS to the extent required by law. In addition, the IRC imposes certain reporting obligations on brokers and other intermediaries. As a result, the Agent will be required to report to the IRS and the Participant any sale of Common Stock by it on behalf of a Participant.

     (2) Cash Purchases. Participants who acquire shares of Common Stock (pursuant to the Cash Purchase aspect of the Plan) without the benefit of the Discount Rate, will neither realize gross income upon receipt of such shares nor be treated as having received a distribution. Any such Participant will have an initial tax basis in such shares of Common Stock equal to the amount paid for such shares.

   However, Participants who acquire shares of Common Stock (pursuant to the Cash Purchase aspect of the Plan) with the benefit of the Discount Rate, may be treated as receiving a distribution equal to the amount of the discount each time such Participants acquire shares pursuant to the Plan. At present, it appears the IRS will take the position that Participants who acquire shares at a discount pursuant to both the dividend reinvestment and optional purchase aspects of the Plan, will be forced to treat the amount of the discount as a distribution (whether the shares are acquired pursuant to the optional purchase aspect or otherwise). In this regard, such Participants will be treated as receiving distributions of cash, each time such Participants acquire shares of Common Stock at the Discount Rate, in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock so acquired (determined upon the date on which they were acquired) (plus a pro rata portion of the brokerage cost incurred in open market purchases) over the amount of the cash payment made to acquire such shares of Common Stock. Any such acquired shares will have an initial tax basis equal to the amount of the cash payment made plus the excess, if any, of the fair market value of the shares of Common Stock purchased over the amount of the cash payment made to acquire such shares. The fair market value on an acquisition date is likely to differ from the Market Price for Cash Purchases for the pricing period immediately preceding the related Cash Purchase (which determines the number of shares of Common Stock acquired). The amount treated as a distribution will constitute a dividend for federal income tax purposes to the same extent that a cash distribution of such amount would be so treated. The holding period for a share of Common Stock (including fractions thereof) generally begins on the day after the Cash Purchase Investment Date upon which the share of Common Stock was acquired.

   Participants who acquire shares at a discount pursuant to only the optional purchase aspect of the Plan (i.e., Participants who do not participate in the dividend reinvestment aspect of the Plan) need not treat the amount of any such discount as a distribution. Such Participants would take an initial tax basis in the purchased shares of Common Stock equal to the actual purchase price paid by such Participants.

   The foregoing general discussion relates only to federal income taxation. Participants should consult their tax advisors as to the possible application of state and local tax laws prior to electing to participate in the Plan.

VOTING OF SHARES HELD UNDER THE PLAN

   Each Participant will be able to vote all shares of Common Stock (including fractional shares) credited to the Participant's Account. The Agent will not vote shares of Common Stock that it holds for a Participant's account except as directed by the Participant.

CERTIFICATES

   Shares of Common Stock purchased under the Plan are registered in the name of a nominee and shown on each Participant's Account Statement. However, a Participant may request a certificate for any of the whole shares of Common Stock which have accumulated in such Participant's Account by writing a letter of instruction to the Agent. Each certificate issued will be registered in the name or names in which the account is maintained, unless otherwise instructed in writing. If the certificate is to be issued in a name other than the name on the Participant's Account, the Participant or Participants must have his or her signature(s) guaranteed by a commercial bank or a broker. Certificates for fractional shares of Common Stock will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of Common Stock remaining in the Participant's Account and will automatically be reinvested.

   Participants who wish to do so may deposit currently held certificates registered in their names with the Agent for credit under the Plan. There is no charge for such deposits, and by making such deposit the Participant will be relieved of the responsibility for loss, theft or destruction of the certificate. Shares of Common Stock credited to a Participant's Account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign shares of Common Stock credited to the Participant's Account must first withdraw such shares of Common Stock from the account.

TERMINATION OF PARTICIPATION

   A Participant may terminate participation in the Plan at any time by notifying the Agent in writing. Unless the termination notice is received by the Agent at least two (2) business days prior to any Dividend Record Date or Cash Purchase Investment Date, it cannot be processed until after purchases made from the dividends paid or Cash Purchases submitted have been completed and credited to the Participant's Account. All dividends with a record date after timely receipt of notice for termination will be sent directly to the Participant. The Agent may terminate the Participant's Account by notice in writing mailed to the Participant. Once termination has been effected, the Agent will issue to the Participant, without charge, certificates for the full shares of Common Stock held in the Participant's Account or, if so requested, sell the full shares of Common Stock held under the Plan, deduct brokerage commissions, transfer taxes and a service charge (if any) and deliver the proceeds to the Participant. The value of the Participant's interest in any fractional share of Common Stock held in his account at termination will be paid by check, less the Participant's share of any related expenses. A Participant will also be entitled to the uninvested portion of any funds received for Optional Cash Purchases if notice of termination is received prior to the date when the Agent becomes obligated to pay for purchased shares of Common Stock.

   If a Participant disposes of all shares of Common Stock represented by certificates registered in his own name on the books of the Company but does not give notice of termination under the Plan, the Agent may continue to reinvest the dividends on the shares of Common Stock under the Plan until otherwise directed.

   A Participant who changes his or her address must notify the Agent immediately. If a Participant changes residences to a state where the shares of Common Stock offered pursuant to the Plan are not registered or exempt from registration under applicable securities laws, the Company may deem the Participant to have terminated participation in the Plan.

STOCK DIVIDENDS, STOCK SPLITS AND STOCKHOLDER RIGHTS OFFERINGS

   Any stock dividends or stock splits distributed by the Company on shares of Common Stock held by the Agent for the Participant will be credited to the Participant's Account. In the event the Company makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, the Participant will receive appropriate instructions in connection with all such rights directly from the Agent in order to permit a Participant to determine what action he or she desires to take.

AGENT'S RESPONSIBILITIES

   The Agent shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims of liability (1) arising out of failure to terminate any Participant's Account upon such Participant's death prior to receipt of notice in writing of such death and (2) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's Account and the times such purchases or sales are made. All notices from the Agent to a Participant will be mailed to the Participant's last address of record, which will satisfy the Agent's responsibility to give notice.

AMENDMENTS TO THE PLAN

   The Plan may be amended or supplemented by the Agent or the Company at any time or times, including the period between the Dividend Record Date and the related Dividend Reinvestment Date. Any such amendment may include an appointment by the Agent of a successor agent under the terms and conditions contained herein. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Company.

INTERPRETATION AND REGULATION OF THE PLAN

   THE COMPANY RESERVES THE RIGHT, WITHOUT NOTICE TO PARTICIPANTS, TO INTERPRET AND REGULATE THE PLAN AS IT DEEMS NECESSARY OR DESIRABLE IN CONNECTION WITH ITS OPERATION. ANY SUCH INTERPRETATION AND REGULATION SHALL BE CONCLUSIVE.

INQUIRIES ABOUT THE PLAN

   All correspondence and questions regarding the Plan, a Participant's Account, and the Discount Rate, Waiver Rate, or Threshold Price should be directed to:

       Anworth Mortgage Asset Corporation
       Dividend Reinvestment and Stock Purchase Plan
       1299 Ocean Avenue, Suite 200
       Santa Monica, California 90401
       Telephone: (310) 394-0115
       Facsimile: (310) 434-0100

       or

       ANH Dividend Reinvestment and Stock Purchase Plan
       c/o Continental Stock Transfer & Trust Company
       2 Broadway, 19th Floor
       New York, NY 10004
       Telephone: (212) 509-4000

                             PLAN OF DISTRIBUTION

   Except to the extent the Agent purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to Stockholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to Request for Waivers granted with respect to the Cash Payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the NASDAQ-AMEX Stock Exchange under the symbol "ANH". Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price for Cash Purchases, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

   Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price for Dividend Reinvestments of Common Stock acquired through the reinvestment of dividends under the Plan.

   Except with respect to open market purchases of Common Stock relating to reinvested dividends or Cash Purchases, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan, up to 5% of the Market Price for Dividend Reinvestments and the Market Price for Cash Purchases of the Common Stock. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Agent (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

   Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a soliciting of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                INDEMNIFICATION

   Maryland General Corporation Law provides that a Maryland corporation may indemnify any person who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan ("director"), that is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall be adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in a manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. The director must be indemnified for expenses, however, if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which a corporation may advance expenses to, or obtain insurance or similar coverage for, directors.

   The Company's Amended and Restated Articles of Incorporation provides for indemnification of the officers and directors of the Company and eliminates the liability of a director or officer to the Company or its Stockholders for money damages to the fullest extent permitted by Maryland law.

   Insofar as indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act may be permitted, pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL OPINION

   The validity of the Common Stock offered hereby will be passed upon for the Company by Allen, Matkins, Leck, Gamble & Mallory LLP, Los Angeles, California and Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

   The financial statements of the Company, included as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such financial statements, and audited financial statements to be included in subsequently filed documents, will be incorporated herein in reliance upon the report of McGladrey & Pullen, LLP and upon their authority as experts in auditing and accounting.

                                   GLOSSARY

   "Agent" means the administrator of the Plan, as of the date of this Prospectus, Continental Stock Transfer & Trust Company.

   "Authorization Form" means the form used to appoint the Agent as agent for the Participant, to direct the Company to pay to the Agent such Participant's cash dividends on Participating Shares and Plan Shares, and to direct the Agent to purchase on the Dividend Reinvestment Date additional shares of Common Stock with such dividends and to purchase on the relevant Cash Purchase Investment Date additional shares of Common Stock with Cash Purchases.

   "Beneficial Owner" means a Stockholder who beneficially owns shares of Common Stock that are registered in a name other than such Stockholder's name, such as in the name of a broker, bank or other nominee.

   "Cash Purchase" means a voluntary cash investment in the Common Stock of the Company through the Plan.

   "Cash Purchase Due Date" means the date by which the Agent must receive the following items in order for funds to be invested on the next Cash Purchase Investment Date: (i) the Authorization Form (if person is not yet enrolled as a Participant) and the Broker and Nominee Form (if necessary) at least one business day before the commencement of the Pricing Period; (ii) the Request for Waiver (if applicable) no later than 2:00 p.m. New York City time two business days before the commencement of the Pricing Period; and (iii) a check, money order or wire transfer no later than one business day prior to the commencement of the related Pricing Period.

   "Cash Purchase Investment Date" means the date of investment of the Cash Purchases, generally on or about the third from the last business day of each month, or in the case of purchases on the open market, no later than the last business day of each month.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Commission" means the Securities and Exchange Commission.

   "Common Stock" means the common stock, $.01 par value, of the Company.

   "Company" means Anworth Mortgage Asset Corporation.

   "Discount Rate" means a discount ranging from 0% to 5% from the per share Market Price for Dividend Reinvestments and the Market Price for Cash Purchases on shares of newly issued Common Stock purchased by the Agent for the Plan from the Company with reinvested dividends and funds from Cash Purchases not in excess of the $5,000 limit.

   "Dividend Payment Date" means the dividend payment date announced by the Company from time to time, as reflected through 2002 in Schedule "A".

   "Dividend Reinvestment Date" means the date of the reinvestment of dividends paid on Plan Shares and Participating Shares of Common Stock, generally on or within fifteen (15) days after the Dividend Payment Date except where completion at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the Company expects to reinvest the funds on the Dividend Payment Date.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Initial Cash Purchase" means a Cash Purchase by a non-stockholder.

   "Market Price for Cash Purchases" means the average of the daily high and low Sales Prices, computed to four decimal places, of the Shares of Common Stock as reported on the Stock Exchange during the Pricing Period prior to the related Cash Purchase Investment Date.

   "Market Price for Dividend Reinvestments" means the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the Stock Exchange on the Dividend Reinvestment Date.

   "Optional Cash Purchase" means a Cash Purchase by a Stockholder.

   "Participant" means a Record Owner of the Company's Stock, the Beneficial Owner of the Company's Stock whose bank, broker or other nominee participates on the Beneficial Owner's behalf, or a current non-stockholder who wishes to participate in the Plan upon making an initial investment in the Common Stock offered herein.

   "Participating Shares" means all or a specified number of shares of Common Stock owned by the Participant.

   "Plan" means the Anworth Mortgage Asset Corporation Dividend Reinvestment and Stock Purchase Plan, as amended from time to time.

   "Plan Shares" means all whole and fractional shares of Common Stock credited to a Participant's Plan account.

   "Pricing Period" means the twelve Trading Days prior to the Cash Purchase Investment Date for that month.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Stock Exchange" means the NASDAQ-AMEX Stock Exchange.

   "Stockholder of Record" means a Stockholder who owns shares of Common Stock in his or its own name.

   "Stockholders" means record owners of the Common Stock of the Company.

   "Threshold Price" means a minimum price applicable to the purchase of newly issued shares of Common Stock purchased through cash investments made pursuant to Requests for Waiver approved by the Company.

   "Trading Day" means any day other than Saturday, Sunday or a legal holiday on which the Stock Exchange is closed for trading or a day on which the Agent is authorized or obligated by law to close.

   "Waiver Discount" means a discount ranging from 0% to 5% from the per share Market Price on shares of newly issued Common Stock purchased by the Plan from the Company with funds from Cash Purchases in excess of the $5,000 limit.

                                   SCHEDULE A

                          CALENDAR FOR CASH PURCHASES

Threshold Price and
Waiver Discount Set Date                                           Pricing Period
(Waiver Request Date)           Cash Purchase Due Date             Commencement Date
------------------------        ----------------------             -----------------
October 5, 1999                   October 7, 1999                  October 8, 1999
November 4, 1999                  November 5, 1999                 November 8, 1999
December 7, 1999                  December 9, 1999                 December 10, 1999
January 5, 2000                   January 7, 2000                  January 10, 2000
February 4, 2000                  February 7, 2000                 February 8, 2000
March 8, 2000                     March 10, 2000                   March 13, 2000
April 4, 2000                     April 6, 2000                    April 7, 2000
May 5, 2000                       May 8, 2000                      May 9, 2000
June 6, 2000                      June 8, 2000                     June 9, 2000
July 5, 2000                      July 7, 2000                     July 10, 2000
August 8, 2000                    August 10, 2000                  August 11, 2000
September 5, 2000                 September 7, 2000                September 8, 2000
October 6, 2000                   October 9, 2000                  October 10, 2000
November 7, 2000                  November 9, 2000                 November 10, 2000
December 5, 2000                  December 7, 2000                 December 8, 2000
January 5, 2001                   January 9, 2001                  January 10, 2001
February 2, 2001                  February 6, 2001                 February 7, 2001
March 6, 2001                     March 8, 2001                    March 9, 2001
April 4, 2001                     April 6, 2001                    April 9, 2001
May 4, 2001                       May 8, 2001                      May 9, 2001
June 5, 2001                      June 7, 2001                     June 8, 2001
July 6, 2001                      July 9, 2001                     July 10, 2001
August 7, 2001                    August 9, 2001                   August 10, 2001
September 4, 2001                 September 6, 2001                September 7, 2001
October 5, 2001                   October 9, 2001                  October 10, 2001
November 6, 2001                  November 8, 2001                 November 9, 2001
December 5, 2001                  December 7, 2001                 December 10, 2001
January 8, 2002                   January 10, 2002                 January 11, 2002
February 5, 2002                  February 7, 2002                 February 8, 2002
March 5, 2002                     March 7, 2002                    March 8, 2002
April 5, 2002                     April 8, 2002                    April 9, 2002
May 7, 2002                       May 9, 2002                      May 10, 2002
June 4, 2002                      June 6, 2002                     June 7, 2002
July 5, 2002                      July 9, 2002                     July 10, 2002
August 6, 2002                    August 8, 2002                   August 9, 2002
September 4, 2002                 September 6, 2002                September 9, 2002
October 8, 2002                   October 10, 2002                 October 11, 2002
November 5, 2002                  November 7, 2002                 November 8, 2002
December 6, 2002                  December 9, 2002                 December 10, 2002

                      CALENDAR FOR DIVIDEND REINVESTMENTS

       Record
        Date    Dividend Reinvestment Date
       ------   --------------------------
      10/01/99           10/11/99
      01/04/00           01/14/00
      04/03/00           04/13/00
      07/03/00           07/13/00
      10/02/00           10/12/00
      01/02/01           01/12/01
      04/02/01           04/12/01
      07/02/01           07/12/01
      10/01/01           10/11/01
      01/02/02           01/14/02
      04/01/02           04/11/02
      07/01/02           07/11/02
      10/01/02           10/11/02

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASDAQ-AMEX listing fee.

   Registration fee.................................................... $   594
   Listing fee......................................................... $ 9,000
   Legal fees and expenses............................................. $10,000
   Accounting fees and expenses........................................ $ 1,500
   Printing Expenses................................................... $ 3,000
   Miscellaneous....................................................... $ 2,000
                                                                        =======
     Total............................................................. $26,094
                                                                        =======

Item 15. Indemnification of Directors and Officers

   Maryland General Corporation Law provides that a Maryland corporation may indemnify any person who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan ("director"), that is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall be adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in a manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. The director must be indemnified for expenses, however, if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which a corporation may advance expenses to, or obtain insurance or similar coverage for, directors.

   The Company's Amended and Restated Articles of Incorporation provides for indemnification of the officers and directors of the Company and eliminates the liability of a director or officer to the Company or its Stockholders for money damages to the fullest extent permitted by Maryland law.

   Insofar as indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act of 1933 may be permitted, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

 Exhibits                              Description
 -------- --------------------------------------------------------------------
    3.1   Amended and Restated Articles of Incorporation of Registrant
           (incorporated by reference to Exhibit 3.1 of the Registration
           Statement on Form S-11 of the Registrant (Registration No. 333-
           38641))
    3.2   Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of
           Registration Statement on Form S-11 of the Registrant (Registration
           No. 333-38641))
    3.6   Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form
           S-11 of Registrant (Registration No. 333-38641))
    4.1   Dividend Reinvestment and Stock Purchase Plan
    5.1   Opinion of Allen, Matkins, Leck, Gamble & Mallory LLP
    5.2   Opinion of Piper & Marbury L.L.P.
   20.1   Dividend Reinvestment and Stock Purchase Plan Brochure to
           Stockholders
   20.2   Dividend Reinvestment and Stock Purchase Plan Authorization Form
   23.1   Consent of McGladrey & Pullen, LLP
   23.2   Consent of Allen, Matkins, Leck, Gamble & Mallory LLP (included in
           Exhibit 5.1)
   23.3   Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)
   24.1   Power of Attorney (see page II-4)

--------

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Amended and Restated Articles of Incorporation and Bylaws, and the Maryland General Corporate Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, California on September 20, 1999.

                                            ANWORTH MORTGAGE ASSET CORPORATION

                                                    /s/ Lloyd McAdams
                                            By: _______________________________
                                                        Lloyd McAdams,
                                                    President and Director

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lloyd McAdams and Pamela J. Watson and each of them, individually and without the other, his attorney-in-fact, each with the power of substitution, for him in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

        /s/ Lloyd McAdams            President and Director        September 20, 1999
____________________________________  (Principal Executive
           Lloyd McAdams              Officer)

          /s/ Joe E. Davis           Director                      September 20, 1999
____________________________________
            Joe E. Davis


        /s/ Charles H. Black         Director                      September 20, 1999
____________________________________
          Charles H. Black

       /s/ Pamela J. Watson          Chief Financial Officer       September 20, 1999
____________________________________  (Principal Financial and
          Pamela J. Watson            Accounting Officer)

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
  3.1    Amended and Restated Articles of Incorporation of Registrant
          (incorporated by reference to Exhibit 3.1 of the Registration
          Statement on Form S-11 of the Registrant (Registration No. 333-38641))
  3.2    Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of
          Registration Statement on Form S-11 of the Registrant (Registration
          No. 333-38641))
  3.6    Specimen Common Stock Certificate (incorporated herein by reference to
          Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-11
          of Registrant (Registration No. 333-38641))
  4.1    Dividend Reinvestment and Stock Purchase Plan
  5.1    Opinion of Allen, Matkins, Leck, Gamble & Mallory LLP
  5.2    Opinion of Piper & Marbury L.L.P.
 20.1    Dividend Reinvestment and Stock Purchase Plan Brochure to Stockholders
 20.2    Dividend Reinvestment and Stock Purchase Plan Authorization Form
 23.1    Consent of McGladrey & Pullen, LLP
 23.2    Consent of Allen, Matkins, Leck, Gamble & Mallory LLP (included in
          Exhibit 5.1)
 23.3    Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)
 24.1    Power of Attorney (see page II-4)